UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2019

Frontier Communications Corporation
(Exact Name of Registrant As Specified In Its Charter)

Delaware	001-11001	06-0619596
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Merritt 7
Norwalk, Connecticut 06851
(Address of Principal Executive Offices, including Zip Code)

(203) 614-5600
  (Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.25 par value	FTR	The Nasdaq Stock Market LLC

Preferred Stock Purchase Rights	N/A	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2019, the Board of Directors (the “Board”) of Frontier Communications Corporation (the “Company”) appointed Bernard L. Han as President and Chief Executive Officer of the Company and as a member of the Board, effective immediately. Mr. Han succeeds Daniel J. McCarthy, who stepped down as President and Chief Executive Officer and from his position on the Board as of such date.

Mr. Han, age 55, was retained by the Finance Committee of the Board as an advisor beginning October 16, 2019, and has been actively supporting efforts to strengthen the Company’s financial position since that time. Mr. Han previously served as Executive Vice President of Strategic Planning at Dish Network Corp., a broadcast satellite service provider, a role he held from December 2015. Prior to that, Mr. Han served as the Chief Operating Officer of Dish Network Corp. from April 2009 to December 2015 and as the Chief Financial Officer of EchoStar Corporation, a global satellite services provider, from September 2006 to April 2009. From 2002 to 2005, Mr. Han served as the Chief Financial Officer and Executive Vice President of Northwest Airlines Corp. From 1996 to 2002, Mr. Han held several executive positions at America West Airlines, Inc., including Executive Vice President and Chief Financial Officer and Senior Vice President of Marketing and Planning. From 1988 to 1995, Mr. Han held various finance and marketing positions at Northwest Airlines Corp. and American Airlines. Mr. Han is a member of the Board of Directors and Audit Committee of Frontier Airlines and previously served on the Board of Directors of ON Semiconductor Corporation. Mr. Han holds a B.S., M.S. and M.B.A. from Cornell University.

In connection with Mr. Han’s appointment as President and Chief Executive Officer, Mr. Han and the Company entered into an Employment Agreement, dated December 3, 2019, which provides for an initial three-year term of employment, with automatic renewal for one-year periods thereafter unless terminated by either party. Pursuant to the Employment Agreement, Mr. Han will be eligible for an annual base salary of $1.3 million, an aggregate annual short- and long-term incentive compensation opportunity of $6.7 million at target performance, and temporary housing and reimbursement of travel-related expenses until May 13, 2020. Mr. Han will also receive a cash retention bonus of $2 million upon execution of the Employment Agreement, which amount must be repaid on an after-tax basis if Mr. Han is terminated for cause or resigns without good reason, in each case, prior to December 3, 2020. Under the Employment Agreement, if Mr. Han is terminated without cause or resigns for good reason or if the Company elects not to renew the term of the agreement, he will, subject to his execution and non-revocation of a general release of claims in favor of the Company, receive (a) cash severance equal to one times his base salary (two times the sum of his base salary and target annual bonus, if such termination occurs during the six-month period prior to or one-year period following a change in control), (b) a pro rata portion of his outstanding incentive compensation awards (based on actual performance), and (c) continued health coverage for 12 months following his termination of employment (18 months if such termination occurs within the six-month period prior to or one-year period following a change in control). Mr. Han is also subject to customary restrictive covenants under the Employment Agreement, including one-year post-termination restrictions on competing with or soliciting employees of the Company. The foregoing description of the Employment Agreement is qualified by the full terms of the agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

On December 3, 2019, the Company and Mr. McCarthy entered into a Release Agreement, pursuant to which Mr. McCarthy will generally receive separation payments and benefits consistent with those payable upon a qualifying termination of employment under the Severance Agreement, dated August 2, 2019, by and between the Company and Mr. McCarthy (which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2019), except that he will be entitled to 18 months of continued health coverage following his separation from service. In addition, under the Release Agreement, Mr. McCarthy will also receive a payment of $807,300 in respect of his bonus for the fourth quarter of 2019 (determined based on actual performance). The foregoing description of the Release Agreement is qualified by the full terms of the agreement, which is filed herewith as Exhibit 10.2 and incorporated by reference herein.

On December 3, 2019, the Company issued a press release regarding the foregoing. The press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement with Bernard L. Han, dated December 3, 2019
10.2	Release Agreement with Daniel J. McCarthy, dated December 3, 2019
99.1	Press Release
104	Cover Page Interactive Data File (included within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: December 3, 2019	By:	/s/ Mark D. Nielsen
	Name:	Mark D. Nielsen
	Title:	Executive Vice President, Chief Legal Officer, Chief Transaction Officer and Secretary